UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 12, 2013

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania Avenue, Oklahoma City, Oklahoma		73107
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 12, 2013, El Dorado Ammonia L.L.C. (“EDA”), an indirect subsidiary of LSB Industries, Inc. (the “Company”), entered into an Engineering Procurement and Construction Agreement (the “Agreement”) with SAIC Constructors, LLC (“Constructors”), a subsidiary of Science Applications International Corporation (“SAIC”), to engineer and construct a 375,000 ton per year ammonia plant and certain support facilities at the Company’s chemical production facility located in El Dorado, Arkansas. The obligations of EDA and Constructors under the Agreement are guaranteed by the Company and SAIC, respectively. The ammonia plant project is expected to be completed by the end of 2015, subject to timely receipt of environmental permits or unexpected delays.

The total cost of the ammonia plant project, including additional support facilities that are not covered by the Agreement and work to be performed under the management of the Company, is expected to total between $250 million and $300 million. The Company expects Constructor’s fees under the Agreement to be approximately $22 million. The Company will fund the construction of the ammonia plant and support facilities from a portion of the net proceeds of the Company’s sale of $425 million 7.75% Senior Secured Notes due 2019, which was completed on August 7, 2013.

Mr. Lance Benham was appointed as a new member of our Board of Directors on March 15, 2013, to fill a vacancy. In January 2013, Mr. Benham retired as Senior Vice President of SAIC Energy, Environment & Infrastructure, LLC (“SAIC Energy”), a subsidiary of SAIC. During 2012, the Company incurred approximately $127,000 with SAIC Energy for engineering services relating to our chemical facilities. During the first six months of 2013, the Company incurred approximately $2,872,000 with SAIC Energy for engineering services and deconstruction services relating to our chemical facilities. There are no arrangements or understandings between Mr. Benham and any other person pursuant to which Mr. Benham was appointed as a director of LSB.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Engineering Procurement and Construction Agreement, dated August 12, 2013, between El Dorado Ammonia L.L.C. and SAIC Constructors, LLC.

99.1	Press Release dated August 14, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 15, 2013

LSB INDUSTRIES, INC.

By:	/s/ Tony M. Shelby
Tony M. Shelby,
Executive Vice President of Finance,
Chief Financial Officer